FOR IMMEDIATE RELEASE

Contact:
Brookdale Senior Living Inc.
Ross Roadman  615-564-8104

Brookdale Announces Fourth Quarter and Full Year 2012 Results

Nashville, TN.  February 11, 2013 – Brookdale Senior Living Inc. (NYSE: BKD) (the "Company") today reported financial and operating results for the fourth quarter and full year 2012.

•
Cash From Facility Operations ("CFFO") was $68.7 million, or $0.56 per share, excluding $7.2 million of integration, transaction-related and electronic medical records ("EMR") roll-out costs in the fourth quarter of 2012.

•	Average occupancy was 88.7%, a 70 basis point sequential increase from the third quarter of 2012 and a 90 basis point increase from the fourth quarter of 2011.
•	Average monthly revenue per unit for the senior housing portfolio improved by 2.9% to $4,282 for the fourth quarter of 2012 from $4,160 for the fourth quarter of 2011.
•	Entry Fee CCRCs completed 121 independent living entry fee unit closings and produced $15.1 million of net cash flow, an increase of $5.7 million over the fourth quarter of 2011.
•	Adjusted EBITDA was $109.2 million, a 4.7% increase from $104.4 million in the fourth quarter of 2011, excluding integration, transaction-related and EMR roll-out costs in both periods.

Bill Sheriff, Brookdale's CEO, said, "We had a strong finish to the year as evidenced by the fourth quarter's occupancy increases across our segments and another good entry fee sales quarter.  We are seeing some signs of improvements in the general economy that lend themselves to driving demand for our products.  At the same time, we are positioning the Company to maximize its opportunities with an empowered, resident-focused field organization and a sales and marketing organization with the appropriate resources.  With the Company positioned for success, we are excited about our prospects for 2013."

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, "A 70 basis point sequential increase in the fourth quarter occupancy is very strong for a portfolio our size.  We experienced it across all of our segments and across multiple geographies.  In fact, we saw occupancy increases in 16 of our top 20 markets during the quarter.  The strong occupancy increases were a result of improving fundamentals, focused execution and the benefit of the capital we have invested and continue to spend on our portfolio."

Financial Results

Total revenue for the fourth quarter was $699.7 million, an increase of $27.8 million, or 4.1%, from the fourth quarter of 2011.  Revenue for the full year 2012 was $2.8 billion, a 12.7% increase from $2.5 billion for the full year 2011.  Fourth quarter 2012 total revenue is comprised of resident fee revenue of $609.1 million, which increased $24.5 million, or 4.2%, from the fourth quarter of 2011, management fee revenue of $8.4 million, which increased $1.1 million, or 14.8%, from the fourth quarter of 2011, and managed community reimbursed costs of $82.2 million.

Resident fee revenue increased primarily as a result of an increase in the average monthly revenue per unit compared to the prior year period and an increase in occupancy.  Average monthly revenue per unit for the senior housing portfolio was $4,282 in the fourth quarter, an increase of $122, or 2.9%, over the fourth quarter of 2011.  Average occupancy for all consolidated communities for the fourth quarter of 2012 was 88.7%, compared to 87.8% for the fourth quarter of 2011 and 88.0% for the third quarter of 2012.  For the managed community portfolio, which includes a number of pre-stabilized communities in the initial fill-up phase, average occupancy for the fourth quarter was 85.4%, a 110 basis point increase from 84.3% in the third quarter of 2012.

For the full year of 2012, resident fee revenue increased from $2.3 billion to $2.4 billion. Average monthly revenue per unit increased to $4,271 for the full year of 2012, a 1.9% increase over the full year of 2011.  Average occupancy for all consolidated communities for the full year was 88.0%, compared to 87.3% for the full year of 2011.
Facility operating expenses for the fourth quarter were $417.2 million, an increase of $27.2 million, or 7.0%, from the fourth quarter of 2011, primarily due to additional expense related to occupancy increases, inflationary cost increases and increases in health and property insurance expenses.  Facility operating expenses for the full year 2012 were $1.6 billion, an 8.1% increase from $1.5 billion for the full year 2011.
General and administrative expenses for the fourth quarter were $44.6 million.  Excluding integration, transaction-related and EMR roll-out costs of $7.2 million and $8.0 million in the fourth quarters of 2012 and 2011, respectively, and non-cash stock-based compensation expense from both periods, general and administrative expenses were $31.0 million in the fourth quarter of 2012 versus $28.8 million for the prior year same period.  Demonstrating the Company's efficient platform, general and administrative expenses were 4.0% of resident fee revenue (including resident fee revenues under management) in the fourth quarter of 2012.

Brookdale's management utilizes Adjusted EBITDA and CFFO to evaluate the Company's performance and liquidity because these metrics exclude non-cash items such as depreciation and amortization, asset impairment charges, non-cash stock-based compensation expense, gain on facility lease termination and straight-line lease expense, net of deferred gain amortization.  Adjusted EBITDA and Cash From Facility Operations include integration, transaction-related and EMR roll-out costs of $7.2 million and $23.5 million for the three months and year ended December 31, 2012, respectively, and $8.0 million and $14.4 million for the three months and year ended December 31, 2011, respectively.  Brookdale also uses Facility Operating Income to assess the performance of its communities.

For the quarter ended December 31, 2012, Facility Operating Income was $187.3 million, a decrease of $0.8 million, or 0.4%, over the fourth quarter of 2011, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2012 and 2011, was $109.2 million, an increase of $4.9 million, or 4.7%, over the fourth quarter of 2011.  For the year ended December 31, 2012, Facility Operating Income was $758.8 million, an increase of $1.1 million, or 0.1%, over the full year of 2011, and Adjusted EBITDA, excluding integration, transaction-related and EMR roll-out costs in 2012 and 2011, was $433.4 million, an increase of $16.4 million, or 3.9%, over the full year of 2011.
Cash From Facility Operations was $61.4 million for the fourth quarter of 2012, or $0.50 per share.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $68.7 million for the fourth quarter of 2012, or $0.56 per share, an increase of $3.9 million, or 6.0%, over CFFO of $64.8 million, or $0.54 per share, for the fourth quarter of 2011.  CFFO, excluding integration, transaction-related and EMR roll-out costs for both periods, was $262.4 million for the year ended December 31, 2012, or $2.15 per share, an increase of $8.1 million, or 3.2%, over CFFO of $254.3 million, or $2.11 per share, for the full year of 2011.
Net loss for the fourth quarter of 2012 was $(24.5) million, or $(0.20) per diluted common share. The loss for the quarter includes non-cash items for depreciation and amortization, asset impairment, non-cash stock-based compensation expense, gain on facility lease termination and straight-line lease expense, net of deferred gain amortization.

Operating Activities

The Company reports information on six segments.  Four segments (Retirement Centers, Assisted Living, CCRCs – Rental and CCRCs – Entry Fee) constitute the Company's consolidated senior housing portfolio.  The fifth segment, Innovative Senior Care, includes the Company's outpatient therapy, home health and hospice services.  The sixth segment, Management Services, includes the services provided to unconsolidated communities that are operated under management agreements.

Senior Housing

Revenue for the consolidated senior housing portfolio was $553.1 million for the fourth quarter of 2012, an increase of 4.2% from the fourth quarter of 2011.  Revenue was positively impacted by a 90 basis point increase in occupancy and a 2.9% increase in rate over the fourth quarter of 2011.  Operating income for the senior housing portfolio for the fourth quarter of 2012 decreased by $0.2 million from the fourth quarter of 2011.

Same community results for the consolidated senior housing portfolio for the three months ended December 31, 2012 showed revenues grew 3.9% over the corresponding period in 2011 as revenue per unit increased by 2.8% and occupancy grew by 100 basis points.  Same community expenses grew by 5.4% and included a $2.0 million increase in expense related to the Company's employee health insurance programs over the fourth quarter of 2011.  Same community Facility Operating Income for the senior housing portfolio increased by 0.9% over the fourth quarter of 2011.

Innovative Senior Care

Revenue for the Company's ISC segment increased $2.3 million, or 4.2%, to $56.1 million, for the fourth quarter of 2012, primarily due to the roll-out of the Company's ancillary services programs to additional units.  In comparison to the fourth quarter of 2011, a volume increase in home health was partially offset by a reduction in volume in outpatient therapy and a reduction in Medicare reimbursement rates.  ISC operating expenses increased $4.7 million, or 11.7%, primarily due to an increase in expenses incurred in connection with the continued expansion of the Company's ancillary services programs and an increase in home health direct labor expenses.  As a result, ISC operating income was $11.1 million, a decrease of $2.5 million, or 18.3%, versus the fourth quarter of 2011.

By the end of the fourth quarter, the Company's ancillary services programs provided outpatient therapy services to approximately 38,000 Brookdale units and the Company's home health agencies were serving approximately 32,200 units across the consolidated Brookdale portfolio.   Including non-consolidated communities served by ISC, the Company's outpatient therapy and home health operations serve approximately 51,400 and 45,800 units, respectively.  By the end of the fourth quarter, the Company had reached approximately 12,200 Horizon Bay units for therapy and approximately 11,200 Horizon Bay units for home health.  The Company had four markets where hospice services were provided during the fourth quarter.

Liquidity

Brookdale had $69.2 million of unrestricted cash and cash equivalents and $105.9 million of restricted cash on its balance sheet at the end of the fourth quarter.  As of December 31, 2012, the Company had an available secured line of credit with a $230.0 million commitment and $191.4 million of availability (of which $80.0 million had been drawn as of that date).  The Company also had secured and unsecured letter of credit facilities of up to $92.5 million in the aggregate as of December 31, 2012.  Letters of credit totaling $78.1 million had been issued under these facilities as of that date.
Transactions
During the fourth quarter, the Company acquired the underlying real estate interest in 12 communities that the Company previously leased for an aggregate purchase price of $162.1 million.  The results of operations of the previously leased communities are included in the consolidated financial statements from the effective dates of the respective lease agreements and are reported in the Assisted Living and Retirement Centers segments.
On December 28, 2012, the Company obtained a $171.3 million first mortgage loan secured by nine of the Company's communities, including eight of the recently-acquired communities.  The loan has a ten-year term and bears interest at a variable rate of 30 day LIBOR plus 259 basis points.  In connection with the transaction, the Company repaid $37.4 million of mortgage loans scheduled to mature in 2013.

2013 Outlook
For the full year 2013, the Company expects Cash From Facility Operations to range between $2.30 and $2.40 per share, excluding integration, transaction-related and EMR roll-out costs.  These estimates do not include the impact on operating results from possible future acquisitions or dispositions.

Supplemental Information

The Company will shortly post on the Investor Relations section of the Company's website at www.brookdaleliving.com supplemental information relating to the Company's fourth quarter and full year 2012 results.  This information will also be furnished in a Form 8-K to be filed with the SEC.

Earnings Conference Call

Brookdale's management will conduct a conference call to review the financial results of its fourth quarter and full year ended December 31, 2012 on Tuesday, February 12, 2013 at 9:00 AM ET.  The conference call can be accessed by dialing (866) 900-2996 (from within the U.S.) or (706) 643-2685 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the "Brookdale Senior Living Fourth Quarter Earnings Call."

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available through the website for three months following the call.
For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on February 26, 2013 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside of the U.S.) and referencing access code "96030240".  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).
About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 647 communities in 36 states and the ability to serve approximately 66,700 residents.  Through its Innovative Senior Care program, the Company also offers a range of outpatient therapy, home health and hospice services, primarily to residents of its communities.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding the economy, occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, the home resale market, expansion and development activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes, capital deployment, returns on invested capital and CFFO; our expectations regarding returns to shareholders and our growth prospects; our expectations concerning the future performance of recently acquired communities and the effects of acquisitions on our financial results; our expectations regarding the CEO transition process; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity and leverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations regarding our sales, marketing and branding initiatives; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue
Resident fees	$609,143	$584,640	$2,414,283	$2,291,757
Management fees	8,436	7,349	30,786	13,595
Reimbursed costs incurred on behalf of managed communities	82,169	79,982	325,016	152,566
Total revenue	699,748	671,971	2,770,085	2,457,918

Expense
Facility operating expense (excluding depreciation and amortization of $56,090, $56,754, $229,072 and $230,414, respectively)	417,168	389,961	1,630,919	1,508,571
General and administrative expense (including non-cash stock-based compensation expense of $6,335, $5,540, $25,520 and $19,856, respectively)	44,627	42,392	178,829	148,327
Facility lease expense	70,785	74,164	284,025	274,858
Depreciation and amortization	62,500	62,076	252,281	268,506
Asset impairment	19,348	2,046	27,677	16,892
Loss (gain) on acquisition	-	1,538	636	(1,982)
Costs incurred on behalf of managed communities	82,169	79,982	325,016	152,566
Gain on facility lease termination	(8,804)	-	(11,584)	-
Total operating expense	687,793	652,159	2,687,799	2,367,738
Income from operations	11,955	19,812	82,286	90,180

Interest income	1,792	969	4,012	3,538
Interest expense:
Debt	(31,595)	(32,206)	(128,338)	(124,873)
Amortization of deferred financing costs and debt discount	(4,479)	(4,403)	(18,081)	(13,427)
Change in fair value of derivatives and amortization	7	273	(364)	(3,878)
Loss on extinguishment of debt, net	-	-	(221)	(18,863)
Equity in (loss) earnings of unconsolidated ventures	(3,277)	1,137	(3,488)	1,432
Other non-operating income (expense)	201	(204)	593	56
Loss before income taxes	(25,396)	(14,622)	(63,601)	(65,835)
Benefit (provision) for income taxes	909	(253)	(2,044)	(2,340)
Net loss	$(24,487)	$(14,875)	$(65,645)	$(68,175)

Basic and diluted net loss per share	$(0.20)	$(0.12)	$(0.54)	$(0.56)

Weighted average shares used in computing basic and diluted net loss per share	122,608	120,951	121,991	121,161

Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2011

Cash and cash equivalents	$69,240	$30,836
Cash and escrow deposits - restricted	43,096	45,903
Accounts receivable, net	100,401	98,697
Other current assets	96,301	105,439
Total current assets	309,038	280,875
Property, plant, and equipment and leasehold intangibles, net	3,879,977	3,694,064
Other assets, net	476,963	491,122
Total assets	$4,665,978	$4,466,061

Current liabilities	$1,121,503	$620,950
Long-term debt, less current portion	2,169,826	2,415,971
Other liabilities	371,932	388,932
Total liabilities	3,663,261	3,425,853
Stockholders' equity	1,002,717	1,040,208
Total liabilities and stockholders' equity	$4,665,978	$4,466,061

Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2012	2011
Cash Flows from Operating Activities
Net loss	$(65,645)	$(68,175)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on extinguishment of debt	221	18,863
Depreciation and amortization	270,362	281,933
Asset impairment	27,677	16,892
Equity in loss (earnings) of unconsolidated ventures	3,488	(1,432)
Distributions from unconsolidated ventures from cumulative share of net earnings	1,507	1,282
Amortization of deferred gain	(4,372)	(4,373)
Amortization of entrance fees	(26,709)	(25,401)
Proceeds from deferred entrance fee revenue	40,105	38,378
Deferred income tax provision	-	943
Change in deferred lease liability	6,668	8,608
Change in fair value of derivatives and amortization	364	3,878
Loss (gain) on sale of assets	332	(1,180)
Loss (gain) on acquisition	636	(1,982)
Gain on facility lease termination	(11,584)	-
Lessor cash reimbursement for tenant incentive	-	1,251
Change in future service obligation	2,188	-
Non-cash stock-based compensation	25,520	19,856
Other	(487)	-
Changes in operating assets and liabilities:
Accounts receivable, net	(3,415)	(5,367)
Prepaid expenses and other assets, net	8,687	(22,934)
Accounts payable and accrued expenses	4,854	13,721
Tenant refundable fees and security deposits	(1,547)	(2,186)
Deferred revenue	12,119	(4,148)
Net cash provided by operating activities	290,969	268,427
Cash Flows from Investing Activities
Increase in lease security deposits and lease acquisition deposits, net	(7,999)	(3,088)
(Increase) decrease in cash and escrow deposits — restricted	(4,810)	56,176
Purchase of marketable securities — restricted	(1,557)	(32,724)
Sale of marketable securities — restricted	35,124	1,431
Additions to property, plant, and equipment and leasehold intangibles, net of related payables	(208,412)	(160,131)
Acquisition of assets, net of related payables and cash received	(272,523)	(88,682)
Purchase of Horizon Bay Realty, L.L.C., net of cash acquired	-	5,516
Payment on notes receivable, net	131	1,484
Investment in unconsolidated ventures	(5,368)	(13,990)
Distributions received from unconsolidated ventures	350	206
Proceeds from the sale of assets, net	9,243	30,817
Other	487	(914)
Net cash used in investing activities	(455,334)	(203,899)
Cash Flows from Financing Activities
Proceeds from debt	372,291	482,669
Repayment of debt and capital lease obligations	(191,835)	(898,565)
Proceeds from line of credit	375,000	225,000
Repayment of line of credit	(360,000)	(160,000)
Proceeds from issuance of convertible notes, net	-	308,212
Issuance of warrants	-	45,066
Purchase of bond hedge	-	(77,007)
Payment of financing costs, net of related payables	(5,563)	(8,712)
Other	(342)	(1,287)
Refundable entrance fees:
Proceeds from refundable entrance fees	42,600	29,611
Refunds of entrance fees	(27,356)	(25,754)
Cash portion of loss on extinguishment of debt	(118)	(17,040)
Recouponing and payment of swap termination	(1,908)	(99)
Purchase of treasury stock	-	(17,613)
Net cash provided by (used in) financing activities	202,769	(115,519)
Net increase (decrease) in cash and cash equivalents	38,404	(50,991)
Cash and cash equivalents at beginning of year	30,836	81,827
Cash and cash equivalents at end of year	$69,240	$30,836

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including  gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, non-cash stock-based compensation expense, and change in future service obligation and including entrance fee receipts and refunds (excluding (i) first generation entrance fee receipts from the sale of units at a recently opened entrance fee CCRC prior to stabilization and (ii) first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization).

In the first quarter of 2012, we revised the definition of Adjusted EBITDA to clarify the point at which first generation entrance fee receipts and refunds at recently opened entrance fee CCRCs will be included.  We determine the stabilization date of recently opened entrance fee communities to be the first day of the first full fiscal quarter occurring two years subsequent to the community's opening date for occupancy of all levels of care on the campus.

As a result of this change, beginning in the first quarter of 2012, we include all net entrance fee activity from a recently opened entrance fee CCRC in our non-GAAP financial measures.  For the year ended December 31, 2012, first generation net entrance fee receipts which would have been excluded under the previous definition of Adjusted EBITDA were $3.6 million. There were no first generation net entrance fee receipts for the three months ended December 31, 2012.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three months and years ended December 31, 2012 and 2011 (in thousands):

	Three Months Ended December 31(1),		Years Ended December 31(1),
	2012	2011	2012	2011
Net loss	$(24,487)	$(14,875)	$(65,645)	$(68,175)
(Benefit) provision for income taxes	(909)	253	2,044	2,340
Other non-operating (income) expense	(201)	204	(593)	(56)
Equity in loss (earnings) of unconsolidated ventures	3,277	(1,137)	3,488	(1,432)
Loss on extinguishment of debt, net	-	-	221	18,863
Interest expense:
Debt	24,492	24,467	98,183	93,229
Capitalized lease obligation	7,103	7,739	30,155	31,644
Amortization of deferred financing costs and debt discount	4,479	4,403	18,081	13,427
Change in fair value of derivatives and amortization	(7)	(273)	364	3,878
Interest income	(1,792)	(969)	(4,012)	(3,538)
Income from operations	11,955	19,812	82,286	90,180
Gain on facility lease termination	(8,804)	-	(11,584)	-
Loss (gain) on acquisition	-	1,538	636	(1,982)
Depreciation and amortization	62,500	62,076	252,281	268,506
Asset impairment	19,348	2,046	27,677	16,892
Straight-line lease expense	1,344	3,592	6,668	8,608
Amortization of deferred gain	(1,093)	(1,093)	(4,372)	(4,373)
Amortization of entrance fees	(6,863)	(6,536)	(26,709)	(25,401)
Non-cash stock-based compensation expense	6,335	5,540	25,520	19,856
Change in future service obligation	2,188	-	2,188	-
Entrance fee receipts(2)	22,890	22,920	82,705	67,989
First generation entrance fees received (3)	-	(5,440)	-	(12,617)
Entrance fee disbursements	(7,801)	(8,107)	(27,356)	(24,993)
Adjusted EBITDA	$101,999	$96,348	$409,940	$402,665

(1)	The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $7.2 million and $23.5 million for the three months and year ended December 31, 2012, respectively. The calculation of Adjusted EBITDA includes integration, transaction-related and EMR roll-out costs of $8.0 million and $14.4 million for the three months and year ended December 31, 2011, respectively.
(2)	Includes the receipt of refundable and non-refundable entrance fees.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a recently opened entrance fee CCRC prior to stabilization.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, first generation entrance fee receipts at a recently opened entrance fee CCRC prior to stabilization, entrance fee refunds disbursed adjusted for first generation entrance fee refunds not replaced by second generation entrance fee receipts at the recently opened community prior to stabilization, lease financing debt amortization with fair market value or no purchase options, gain (loss) on facility lease termination, recurring capital expenditures (net), distributions from unconsolidated ventures from cumulative share of net earnings, CFFO from unconsolidated ventures, and other.  Recurring capital expenditures include routine expenditures capitalized in accordance with GAAP that are funded from current operations.  Amounts excluded from recurring capital expenditures consist primarily of major projects, renovations, community repositionings, expansions, systems projects or other non-recurring or unusual capital items (including integration capital expenditures) or community purchases that are funded using lease or financing proceeds, available cash and/or proceeds from the sale of communities that are held for sale.

In the first quarter of 2012, we revised the definition of CFFO to clarify the point at which first generation entrance fee receipts and refunds at recently opened entrance fee CCRCs will be included.  We determine the stabilization date of recently opened entrance fee communities to be the first day of the first full fiscal quarter occurring two years subsequent to the community's opening date for occupancy of all levels of care on the campus.

As a result of this change, beginning in the first quarter of 2012, we include all net entrance fee activity from a recently opened entrance fee CCRC in our non-GAAP financial measures.  For the year ended December 31, 2012, first generation net entrance fee receipts which would have been excluded under the previous definition of CFFO were $3.6 million. There were no first generation net entrance fee receipts for the three months ended December 31, 2012.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three months and years ended December 31, 2012 and 2011 (in thousands):

	Three Months Ended December 31(1),		Years Ended December 31(1),
	2012	2011	2012	2011

Net cash provided by operating activities	$82,991	$57,894	$290,969	$268,427
Changes in operating assets and liabilities	(14,772)	12,076	(20,698)	20,914
Refundable entrance fees received(2)	13,088	11,017	42,600	29,611
First generation entrance fees received (3)	-	(5,440)	-	(12,617)
Entrance fee refunds disbursed	(7,801)	(8,107)	(27,356)	(24,993)
Recurring capital expenditures, net	(10,168)	(8,661)	(38,306)	(33,661)
Lease financing debt amortization with fair market value or no purchase options	(3,132)	(2,700)	(12,120)	(10,465)
Distributions from unconsolidated ventures from cumulative share of net earnings	(72)	(582)	(1,507)	(582)
CFFO from unconsolidated ventures	1,279	1,249	5,376	3,289
Cash From Facility Operations	$61,413	$56,746	$238,958	$239,923

(1)	The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $7.2 million and $23.5 million for the three months and year ended December 31, 2012, respectively. The calculation of Cash From Facility Operations includes integration, transaction-related and EMR roll-out costs of $8.0 million and $14.4 million for the three months and year ended December 31, 2011, respectively.
(2)	Total entrance fee receipts for both the three months ended December 31, 2012 and 2011 were $22.9 million, including $9.8 million and $11.9 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities. Total entrance fee receipts for the years ended December 31, 2012 and 2011 were $82.7 million and $68.0 million, respectively, including $40.1 million and $38.4 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.
(3)	First generation entrance fees received represents initial entrance fees received from the sale of units at a recently opened entrance fee CCRC prior to stabilization.

The calculation of CFFO per share is based on weighted average outstanding common shares for the period, excluding any unvested restricted shares.  Annual CFFO per share for all periods is calculated as the sum of the quarterly amounts for the year.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) expense items, (gain) loss on sale or acquisition of communities (including gain (loss) on facility lease termination), depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock-based compensation expense, change in future service obligation, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three months and years ended December 31, 2012 and 2011 (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011

Net loss	$(24,487)	$(14,875)	$(65,645)	$(68,175)
(Benefit) provision for income taxes	(909)	253	2,044	2,340
Other non-operating (income) expense	(201)	204	(593)	(56)
Equity in loss (earnings) of unconsolidated ventures	3,277	(1,137)	3,488	(1,432)
Loss on extinguishment of debt, net	-	-	221	18,863
Interest expense:
Debt	24,492	24,467	98,183	93,229
Capitalized lease obligation	7,103	7,739	30,155	31,644
Amortization of deferred financing costs and debt discount	4,479	4,403	18,081	13,427
Change in fair value of derivatives and amortization	(7)	(273)	364	3,878
Interest income	(1,792)	(969)	(4,012)	(3,538)
Income from operations	11,955	19,812	82,286	90,180
Gain on facility lease termination	(8,804)	-	(11,584)	-
Depreciation and amortization	62,500	62,076	252,281	268,506
Asset impairment	19,348	2,046	27,677	16,892
Loss (gain) on acquisition	-	1,538	636	(1,982)
Change in future service obligation	2,188	-	2,188	-
Facility lease expense	70,785	74,164	284,025	274,858
General and administrative (including non-cash stock-based compensation expense)	44,627	42,392	178,829	148,327
Amortization of entrance fees	(6,863)	(6,536)	(26,709)	(25,401)
Management fees	(8,436)	(7,349)	(30,786)	(13,595)
Facility Operating Income	$187,300	$188,143	$758,843	$757,785